     Exhibit 99.1

CVS HEALTH REPORTS STRONG SECOND QUARTER RESULTS, RAISES 2022 FULL-YEAR EPS AND CASH FLOW FROM OPERATIONS GUIDANCE
WOONSOCKET, RHODE ISLAND, August 3, 2022 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended June 30, 2022.

SECOND QUARTER HIGHLIGHTS	KEY FINANCIAL DATA
•Total revenues increased to $80.6 billion, up 11.0% compared to prior year
•GAAP diluted EPS of $2.23 and Adjusted EPS of $2.40

YEAR-TO-DATE HIGHLIGHTS
•Total revenues increased to $157.5 billion, up 11.1% compared to prior year
•GAAP diluted EPS of $3.97 and Adjusted EPS of $4.62
•Generated cash flow from operations of $9.0 billion
•Repaid $1.5 billion of long-term debt

	Three Months Ended June 30,
In millions, except per share amounts	2022	2021	Change
Total revenues	$80,636	$72,616	$8,020
Operating income	4,569	4,326	243
Adjusted operating income (1)	4,810	4,887	(77)
Diluted earnings per share	$2.23	$2.10	$0.13
Adjusted EPS (2)	$2.40	$2.42	$(0.02)

2022 FULL-YEAR GUIDANCE
•Raised GAAP diluted EPS guidance range to $7.23 to $7.43 from $6.93 to $7.13
•Raised Adjusted EPS guidance range to $8.40 to $8.60 from $8.20 to $8.40
•Raised cash flow from operations guidance range to $12.5 billion to $13.5 billion from $12.0 billion to $13.0 billion

CEO Commentary
“Despite a challenging economic environment, our differentiated business model helped drive strong results this quarter, with significant revenue growth across all of our business segments. The continued success of our foundational businesses accelerated our strategy to expand access to health services and help consumers navigate to the best site of care. We remain a trusted community health destination for millions of individuals with health products and services that engage customers in all aspects of their health wherever and whenever they need it.”
-Karen S. Lynch, CVS Health President and CEO

Q2 IN THE SPOTLIGHT
Paid down $1.5 billion of long-term debt, while returning $740 million to shareholders through dividends during the three months ended June 30, 2022. Since the close of the acquisition of Aetna Inc. in November 2018, the Company has repaid a net $22.5 billion of long-term debt.

Enrolled six million active users on the Company’s individualized Health Dashboard since its launch earlier this year.

In June, CVS Health became the first health care provider to directly integrate with Carequality, the largest medical records exchange in the U.S., enabling the Company to improve care coordination and reduce the administrative burden on physicians.

Expanded free health screenings in underserved communities and support of community health partners as part of the Company’s commitment to advancing health equity.

Investor Contact: Larry McGrath | Senior Vice President Business Development and Investor Relations | (800) 201-0938
Media Contact: T.J. Crawford | Vice President External Affairs | (212) 457-0583

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 11 and endnotes beginning on page 22 for explanations of non-GAAP financial measures presented in this press release. See pages 13 through 14 and page 21 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

Consolidated Second Quarter Results

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except per share amounts	2022	2021	Change	2022	2021	Change
Total revenues	$80,636	$72,616	$8,020	$157,462	$141,713	$15,749
Operating income	4,569	4,326	243	8,059	7,903	156
Adjusted operating income (1)	4,810	4,887	(77)	9,293	9,092	201
Net income	2,961	2,791	170	5,274	5,015	259
Diluted earnings per share	$2.23	$2.10	$0.13	$3.97	$3.78	$0.19
Adjusted EPS (2)	$2.40	$2.42	$(0.02)	$4.62	$4.46	$0.16

For the three months ended June 30, 2022 compared to the prior year:
•Total revenues increased 11.0% driven by growth across all segments.
•Operating income increased 5.6% primarily due to a $225 million pre-tax gain on the sale of PayFlex Holdings, Inc. (“PayFlex”), which was consummated on June 1, 2022, and a decrease in amortization of intangible assets compared to prior year, partially offset by a slight decrease in adjusted operating income.
•Adjusted operating income decreased $77 million in the three months ended June 30, 2022 compared to the prior year. The decrease in adjusted operating income was primarily driven by declines in the Retail/LTC and Corporate/Other segments, largely offset by increases in the Health Care Benefits and Pharmacy Services segments. See pages 3 through 5 and page 20 for additional discussion of adjusted operating income performance of the Company’s segments.
•Interest expense decreased $53 million, or 8.3%, due to lower debt in the three months ended June 30, 2022.
•The effective income tax rate increased to 26.5% compared to 25.3% in the prior year primarily due to basis differences on the sale of PayFlex in the three months ended June 30, 2022.

Health Care Benefits Segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three and six months ended June 30, 2022 and 2021 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except percentages	2022	2021	Change	2022	2021	Change
Total revenues	$22,756	$20,525	$2,231	$45,865	$41,008	$4,857
Adjusted operating income (1)	1,831	1,614	217	3,582	3,396	186
Medical benefit ratio (“MBR”) (3)	82.9%	84.1%	(1.2)%	83.2%	83.6%	(0.4)%
Medical membership (4)				24.4	23.5	0.9

•Total revenues increased 10.9% for the three months ended June 30, 2022 compared to the prior year driven by growth across all product lines.
•Adjusted operating income increased 13.4% for the three months ended June 30, 2022 compared to the prior year primarily driven by strong underlying performance, including higher favorable development of prior-periods’ health care cost estimates in the three months ended June 30, 2022 compared to the prior year, and membership growth across all product lines. These increases were partially offset by incremental investments to support growth in the business and net realized capital losses.
•The MBR decreased to 82.9% in the three months ended June 30, 2022 compared to 84.1% in the prior year reflective of strong underlying performance, including higher favorable development of prior-periods’ health care cost estimates in the three months ended June 30, 2022 compared to the prior year.
•Medical membership as of June 30, 2022 of 24.4 million increased 922,000 members compared with June 30, 2021, reflecting increases across all product lines.
•Medical membership as of June 30, 2022 of 24.4 million decreased 90,000 members compared with March 31, 2022, primarily due to the decrease of approximately 266,000 members in connection with the divestiture of the Company’s international health care business domiciled in Thailand (“Thailand business”) during the second quarter of 2022. Excluding the impact of this divestiture, membership increased across all product lines compared with March 31, 2022.
•The segment experienced favorable development of prior-periods’ health care cost estimates in its Government Services and Commercial businesses during the three months ended June 30, 2022, primarily attributable to first quarter 2022 performance.
•Prior years’ health care costs payable estimates developed favorably by $666 million during the six months ended June 30, 2022. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2022 operating results.

See the supplemental information on page 16 for additional information regarding the performance of the Health Care Benefits segment.

Pharmacy Services Segment

The Pharmacy Services segment provides a full range of pharmacy benefit management solutions to employers, health plans, government employee groups and government sponsored programs. The segment results for the three and six months ended June 30, 2022 and 2021 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions	2022	2021	Change	2022	2021	Change
Total revenues	$42,812	$38,314	$4,498	$82,273	$74,635	$7,638
Adjusted operating income (1)	1,855	1,755	100	3,491	3,262	229
Total pharmacy claims processed (5) (6)	584.3	562.2	22.1	1,151.3	1,098.1	53.2
Pharmacy network (7)	499.1	479.3	19.8	983.4	934.7	48.7
Mail choice (8)	85.2	82.9	2.3	167.9	163.4	4.5

•Total revenues increased 11.7% for the three months ended June 30, 2022 compared to the prior year primarily driven by increased pharmacy claims volume, growth in specialty pharmacy and brand inflation, partially offset by continued client price improvements.
•Adjusted operating income increased 5.7% for the three months ended June 30, 2022 compared to the prior year primarily driven by improved purchasing economics, including increased contributions from the products and services of the Company’s group purchasing organization. These increases were partially offset by continued client price improvements, decreased contributions from pharmacy and/or other administrative services for 340B covered entities and increased restructuring and business integration costs in the three months ended June 30, 2022 compared to the prior year.
•Total pharmacy claims processed increased 3.9% on a 30-day equivalent basis for the three months ended June 30, 2022 compared to the prior year. The increase was primarily driven by net new business, increased utilization and the impact of an extended cough, cold and flu season compared to the prior year, partially offset by decreased COVID-19 vaccinations. Excluding the impact of COVID-19 vaccinations, total pharmacy claims processed increased 5.7% on a 30-day equivalent basis for the three months ended June 30, 2022 compared to the prior year.

See the supplemental information on page 18 for additional information regarding the performance of the Pharmacy Services segment.

Retail/LTC Segment

The Retail/LTC segment fulfills prescriptions for medications, provides patient care programs, sells a wide assortment of health and wellness products and general merchandise, provides health care services through walk-in medical clinics, provides medical diagnostic testing, administers vaccinations and provides pharmacy services to long-term care facilities. The segment results for the three and six months ended June 30, 2022 and 2021 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions	2022	2021	Change	2022	2021	Change
Total revenues	$26,286	$24,728	$1,558	$51,704	$48,002	$3,702
Adjusted operating income (1)	1,862	2,049	(187)	3,467	3,443	24
Prescriptions filled (5) (6)	400.8	394.4	6.4	795.4	769.8	25.6

•Total revenues increased 6.3% for the three months ended June 30, 2022 compared to the prior year primarily driven by increased prescription and front store volume, including the sale of COVID-19 over-the-counter test kits and the impact of an extended cough, cold and flu season compared to the prior year, as well as pharmacy brand inflation. These increases were partially offset by decreased COVID-19 vaccinations and diagnostic testing, the impact of recent generic introductions and continued pharmacy reimbursement pressure.
•Adjusted operating income decreased 9.1% for the three months ended June 30, 2022 compared to the prior year primarily driven by continued pharmacy reimbursement pressure, decreased COVID-19 vaccinations, increased investments in the segment’s operations and capabilities and the absence of a $125 million gain from an anti-trust legal settlement recorded in the three months ended June 30, 2021. These decreases were partially offset by the increased prescription and front store volume described above, improved generic drug purchasing and the favorable impact of business initiatives in the three months ended June 30, 2022.
•Prescriptions filled increased 1.6% on a 30-day equivalent basis for the three months ended June 30, 2022 compared to the prior year primarily driven by increased utilization and the impact of an extended cough, cold and flu season compared to the prior year, partially offset by decreased COVID-19 vaccinations. Excluding the impact of COVID-19 vaccinations, prescriptions filled increased 4.6% on a 30-day equivalent basis for the three months ended June 30, 2022 compared to the prior year.

See the supplemental information on page 19 for additional information regarding the performance of the Retail/LTC segment.

2022 Full-Year Guidance

The Company raised its full-year 2022 GAAP diluted EPS guidance range to $7.23 to $7.43 from $6.93 to $7.13 and raised its full-year 2022 Adjusted EPS guidance range to $8.40 to $8.60 from $8.20 to $8.40. The Company also raised its full-year 2022 cash flow from operations guidance range to $12.5 billion to $13.5 billion from $12.0 billion to $13.0 billion.

The adjustments between full-year 2022 GAAP diluted EPS and Adjusted EPS include amortization of intangible assets, the gain on the divestiture of PayFlex, a legal settlement, a loss on assets held for sale, the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and the impact of certain discrete tax items concluded in the first quarter of 2022.

Teleconference and Webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its second quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About CVS Health

CVS Health is the leading health solutions company, delivering care like no one else can. We reach more people and improve the health of communities across America through our local presence, digital channels and over 300,000 dedicated colleagues – including more than 40,000 physicians, pharmacists, nurses and nurse practitioners. Wherever and whenever people need us, we help them with their health – whether that’s managing chronic diseases, staying compliant with their medications or accessing affordable health and wellness services in the most convenient ways. We help people navigate the health care system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health. And we do it all with heart, each and every day. Follow @CVSHealth on social media.

Cautionary Statement Concerning Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, Ms. Lynch’s quotation, the information under the headings “2022 Full-Year Guidance” and “Q2 In The Spotlight” and the information included in the endnotes and reconciliations. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties related to the COVID-19 pandemic, including the potential emergence of additional variants, vaccine and testing protocols, government testing initiatives, the geographies impacted by and the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns, and the timing, scope and impact of stimulus legislation and other federal, state and local governmental responses to the pandemic, as well as the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.
- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share amounts	2022	2021	2022	2021
Revenues:
Products	$56,794	$50,525	$109,316	$97,912
Premiums	21,260	18,983	42,891	37,943
Services	2,436	2,819	4,941	5,272
Net investment income	146	289	314	586
Total revenues	80,636	72,616	157,462	141,713
Operating costs:
Cost of products sold	49,290	43,520	94,799	84,414
Benefit costs	17,606	15,901	35,557	31,605
Operating expenses	9,171	8,869	19,047	17,791
Total operating costs	76,067	68,290	149,403	133,810
Operating income	4,569	4,326	8,059	7,903
Interest expense	583	636	1,169	1,293
Other income	(43)	(45)	(85)	(95)
Income before income tax provision	4,029	3,735	6,975	6,705
Income tax provision	1,068	944	1,701	1,690
Net income	2,961	2,791	5,274	5,015
Net income attributable to noncontrolling interests	(10)	(8)	(11)	(9)
Net income attributable to CVS Health	$2,951	$2,783	$5,263	$5,006

Net income per share attributable to CVS Health:
Basic	$2.25	$2.11	$4.01	$3.80
Diluted	$2.23	$2.10	$3.97	$3.78
Weighted average shares outstanding:
Basic	1,313	1,319	1,312	1,316
Diluted	1,321	1,327	1,325	1,325
Dividends declared per share	$0.55	$0.50	$1.10	$1.00

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	June 30, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$12,116	$9,408
Investments	2,877	3,117
Accounts receivable, net	27,233	24,431
Inventories	17,375	17,760
Other current assets	2,541	5,292
Total current assets	62,142	60,008
Long-term investments	21,124	23,025
Property and equipment, net	12,764	12,896
Operating lease right-of-use assets	18,562	19,122
Goodwill	78,560	79,121
Intangible assets, net	28,135	29,026
Separate accounts assets	4,140	5,087
Other assets	4,852	4,714
Total assets	$230,279	$232,999

Liabilities:
Accounts payable	$13,238	$12,544
Pharmacy claims and discounts payable	18,393	17,330
Health care costs payable	10,400	8,808
Policyholders’ funds	1,628	4,301
Accrued expenses	17,728	17,670
Other insurance liabilities	1,197	1,303
Current portion of operating lease liabilities	1,854	1,646
Current portion of long-term debt	4,019	4,205
Total current liabilities	68,457	67,807
Long-term operating lease liabilities	17,502	18,177
Long-term debt	50,797	51,971
Deferred income taxes	5,450	6,270
Separate accounts liabilities	4,140	5,087
Other long-term insurance liabilities	6,287	6,402
Other long-term liabilities	2,140	1,904
Total liabilities	154,773	157,618

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	47,874	47,377
Treasury stock	(30,412)	(28,173)
Retained earnings	58,710	54,906
Accumulated other comprehensive income (loss)	(988)	965
Total CVS Health shareholders’ equity	75,184	75,075
Noncontrolling interests	322	306
Total shareholders’ equity	75,506	75,381
Total liabilities and shareholders’ equity	$230,279	$232,999

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
In millions	2022	2021
Cash flows from operating activities:
Cash receipts from customers	$151,769	$136,621
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(90,887)	(79,316)
Insurance benefits paid	(33,920)	(31,245)
Cash paid to other suppliers and employees	(15,119)	(14,900)
Interest and investment income received	200	394
Interest paid	(1,150)	(1,263)
Income taxes paid	(1,887)	(1,552)
Net cash provided by operating activities	9,006	8,739

Cash flows from investing activities:
Proceeds from sales and maturities of investments	4,360	3,947
Purchases of investments	(5,010)	(5,570)
Purchases of property and equipment	(1,459)	(1,315)
Acquisitions (net of cash acquired)	(125)	(108)
Proceeds from sale of subsidiaries (net of cash and restricted cash sold of $2,807)	(1,943)	—
Other	54	72
Net cash used in investing activities	(4,123)	(2,974)

Cash flows from financing activities:
Repayments of long-term debt	(1,529)	(5,423)
Repurchase of common stock	(2,000)	—
Dividends paid	(1,462)	(1,306)
Proceeds from exercise of stock options	348	330
Payments for taxes related to net share settlement of equity awards	(329)	(159)
Other	(139)	46
Net cash used in financing activities	(5,111)	(6,512)
Net decrease in cash, cash equivalents and restricted cash	(228)	(747)
Cash, cash equivalents and restricted cash at the beginning of the period	12,691	11,043
Cash, cash equivalents and restricted cash at the end of the period	$12,463	$10,296

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
In millions	2022	2021
Reconciliation of net income to net cash provided by operating activities:
Net income	$5,274	$5,015
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,142	2,263
Stock-based compensation	236	232
Gain on sale of subsidiary	(225)	—
Deferred income taxes and other noncash items	(281)	(370)
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(2,687)	(2,384)
Inventories	469	1,517
Other assets	(325)	(219)
Accounts payable and pharmacy claims and discounts payable	2,033	1,702
Health care costs payable and other insurance liabilities	1,467	104
Other liabilities	903	879
Net cash provided by operating activities	$9,006	$8,739

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (EPS) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

The Company’s Non-GAAP adjusted effective income tax rate excludes from the relevant GAAP metric the corresponding tax benefit or expense related to the amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance and certain discrete tax items.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the unaudited condensed consolidated statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•During the three and six months ended June 30, 2022, the gain on divestiture of subsidiary represents the pre-tax gain on the sale of PayFlex, which the Company sold on June 1, 2022, for approximately $775 million. The gain on divestiture is reflected as a reduction in operating expenses in the Company’s unaudited condensed consolidated statements of operations within the Health Care Benefits segment.
•During the six months ended June 30, 2022, the legal settlement relates to the agreement with the State of Florida, entered into in March 2022, to resolve opioid claims dating back more than a decade. Under this agreement, CVS Health Corporation settled all opioid claims against it and its subsidiaries by the State of Florida for $484 million, inclusive of certain legal fees, to be paid over a period of 18 years. The legal settlement is reflected in the unaudited condensed consolidated statement of operations in operating expenses within the Corporate/Other segment.

•During the six months ended June 30, 2022, the loss on assets held for sale relates to the Commercial Business reporting unit within the Health Care Benefits segment. In March 2022, the Company reached an agreement to sell its Thailand business, which was included in the Commercial Business reporting unit. At that time, a portion of the Commercial Business goodwill was specifically allocated to the Thailand business. The net assets of the Thailand business were accounted for as assets held for sale at March 31, 2022. The carrying value of the Thailand business was determined to be greater than its fair value and a loss on assets held for sale was recorded during the first quarter of 2022. The sale closed in the second quarter of 2022, and the ultimate loss on the sale was not material. The loss on assets held for sale is reflected in the unaudited condensed consolidated statement of operations in operating expenses within the Health Care Benefits segment.
•During the three and six months ended June 30, 2021, acquisition-related integration costs relate to the acquisition of Aetna Inc. The acquisition-related integration costs are reflected in the unaudited condensed consolidated statements of operations in operating expenses within the Corporate/Other segment.
•In June 2021, the Company received $61 million related to a purchase price working capital adjustment for an acquisition completed during the first quarter of 2020. The resolution of this matter occurred subsequent to the acquisition accounting measurement period and is reflected in the Company’s unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2021 as a reduction of operating expenses within the Health Care Benefits segment.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision. During the six months ended June 30, 2022, the Company’s adjusted income tax provision also excludes the impact of certain discrete tax items concluded in the first quarter of 2022.

See endnotes (1) and (2) on page 22 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 13 through 14 and page 21.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income to segment adjusted operating income:

	Three Months Ended June 30, 2022
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,754	$1,814	$1,740	$(556)	$(183)	$4,569
Amortization of intangible assets	302	41	122	1	—	466
Gain on divestiture of subsidiary	(225)	—	—	—	—	(225)
Adjusted operating income (loss) (1)	$1,831	$1,855	$1,862	$(555)	$(183)	$4,810

	Three Months Ended June 30, 2021
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,273	$1,705	$1,919	$(409)	$(162)	$4,326
Amortization of intangible assets	402	50	130	—	—	582
Acquisition-related integration costs	—	—	—	40	—	40
Acquisition purchase price adjustment outside of measurement period	(61)	—	—	—	—	(61)
Adjusted operating income (loss) (1)	$1,614	$1,755	$2,049	$(369)	$(162)	$4,887

	Six Months Ended June 30, 2022
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$3,163	$3,406	$3,223	$(1,346)	$(387)	$8,059
Amortization of intangible assets	603	85	244	2	—	934
Gain on divestiture of subsidiary	(225)	—	—	—	—	(225)
Legal settlement	—	—	—	484	—	484
Loss on assets held for sale	41	—	—	—	—	41
Adjusted operating income (loss) (1)	$3,582	$3,491	$3,467	$(860)	$(387)	$9,293

	Six Months Ended June 30, 2021
In millions	Health Care Benefits	Pharmacy Services	Retail/ LTC	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$2,653	$3,157	$3,184	$(754)	$(337)	$7,903
Amortization of intangible assets	804	105	259	1	—	1,169
Acquisition-related integration costs	—	—	—	81	—	81
Acquisition purchase price adjustment outside of measurement period	(61)	—	—	—	—	(61)
Adjusted operating income (loss) (1)	$3,396	$3,262	$3,443	$(672)	$(337)	$9,092

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS:

	Three Months Ended June 30, 2022		Three Months Ended June 30, 2021
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$2,951	$2.23	$2,783	$2.10
Amortization of intangible assets	466	0.35	582	0.44
Gain on divestiture of subsidiary	(225)	(0.17)	—	—
Acquisition-related integration costs	—	—	40	0.03
Acquisition purchase price adjustment outside of measurement period	—	—	(61)	(0.05)
Tax impact of non-GAAP adjustments	(17)	(0.01)	(138)	(0.10)
Adjusted income attributable to CVS Health (2)	$3,175	$2.40	$3,206	$2.42

Weighted average diluted shares outstanding		1,321		1,327

	Six Months Ended June 30, 2022		Six Months Ended June 30, 2021
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$5,263	$3.97	$5,006	$3.78
Amortization of intangible assets	934	0.71	1,169	0.88
Gain on divestiture of subsidiary	(225)	(0.17)	—	—
Legal settlement	484	0.36	—	—
Loss on assets held for sale	41	0.03	—	—
Acquisition-related integration costs	—	—	81	0.06
Acquisition purchase price adjustment outside of measurement period	—	—	(61)	(0.05)
Tax impact of non-GAAP adjustments	(380)	(0.28)	(292)	(0.21)
Adjusted income attributable to CVS Health (2)	$6,117	$4.62	$5,903	$4.46

Weighted average diluted shares outstanding		1,325		1,325

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income, which is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following is a reconciliation of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Pharmacy Services (a)	Retail/ LTC	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
June 30, 2022
Total revenues	$22,756	$42,812	$26,286	$110	$(11,328)	$80,636
Adjusted operating income (loss) (1)	1,831	1,855	1,862	(555)	(183)	4,810
June 30, 2021
Total revenues	20,525	38,314	24,728	182	(11,133)	72,616
Adjusted operating income (loss) (1)	1,614	1,755	2,049	(369)	(162)	4,887

Six Months Ended
June 30, 2022
Total revenues	$45,865	$82,273	$51,704	$236	$(22,616)	$157,462
Adjusted operating income (loss) (1)	3,582	3,491	3,467	(860)	(387)	9,293
June 30, 2021
Total revenues	41,008	74,635	48,002	317	(22,249)	141,713
Adjusted operating income (loss) (1)	3,396	3,262	3,443	(672)	(337)	9,092
_____________________________________________
(a)Total revenues of the Pharmacy Services segment include approximately $3.1 billion and $2.8 billion of retail co-payments for the three months ended June 30, 2022 and 2021, respectively, and $6.9 billion and $6.2 billion of retail co-payments for the six months ended June 30, 2022 and 2021, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Pharmacy Services segment, and/or the Retail/LTC segment. Intersegment adjusted operating income eliminations occur when members of Pharmacy Services Segment clients (“PSS members”) enrolled in Maintenance Choice® elect to pick up maintenance prescriptions at one of the Company’s retail pharmacies instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail/LTC segments record the adjusted operating income on a stand-alone basis.

Supplemental Information
(Unaudited)

Health Care Benefits Segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2022 vs 2021		Six Months Ended June 30, 2022 vs 2021
In millions, except percentages and basis points (“bps”)	2022	2021	2022	2021	$	%	$	%
Revenues:
Premiums	$21,245	$18,968	$42,859	$37,910	$2,277	12.0%	$4,949	13.1%
Services	1,423	1,420	2,829	2,813	3	0.2%	16	0.6%
Net investment income	88	137	177	285	(49)	(35.8)%	(108)	(37.9)%
Total revenues	22,756	20,525	45,865	41,008	2,231	10.9%	4,857	11.8%
Benefit costs	17,611	15,954	35,660	31,711	1,657	10.4%	3,949	12.5%
MBR (Benefit costs as a % of premium revenues) (3)	82.9%	84.1%	83.2%	83.6%	(120)	bps	(40)	bps
Operating expenses	$3,391	$3,298	$7,042	$6,644	$93	2.8%	$398	6.0%
Operating expenses as a % of total revenues	14.9%	16.1%	15.4%	16.2%
Operating income	$1,754	$1,273	$3,163	$2,653	$481	37.8%	$510	19.2%
Operating income as a % of total revenues	7.7%	6.2%	6.9%	6.5%
Adjusted operating income (1)	$1,831	$1,614	$3,582	$3,396	$217	13.4%	$186	5.5%
Adjusted operating income as a % of total revenues	8.0%	7.9%	7.8%	8.3%
Premium revenues (by business):
Government	$15,751	$13,897	$31,946	$27,814	$1,854	13.3%	$4,132	14.9%
Commercial	5,494	5,071	10,913	10,096	423	8.3%	817	8.1%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	June 30, 2022			March 31, 2022			December 31, 2021			June 30, 2021
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	3,158	13,835	16,993	3,285	13,924	17,209	3,258	13,530	16,788	3,183	13,541	16,724
Medicare Advantage	3,216	—	3,216	3,169	—	3,169	2,971	—	2,971	2,911	—	2,911
Medicare Supplement	1,314	—	1,314	1,292	—	1,292	1,285	—	1,285	1,193	—	1,193
Medicaid	2,425	484	2,909	2,375	477	2,852	2,333	471	2,804	2,231	451	2,682
Total medical membership	10,113	14,319	24,432	10,121	14,401	24,522	9,847	14,001	23,848	9,518	13,992	23,510

Supplemental membership information:
Medicare Prescription Drug Plan (standalone)			6,051			6,022			5,777			5,704

Supplemental Information
(Unaudited)

The following table shows the components of the change in health care costs payable during the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
In millions	2022	2021
Health care costs payable, beginning of period	$8,808	$7,936
Less: Reinsurance recoverables	8	10
Health care costs payable, beginning of period, net	8,800	7,926
Add: Components of incurred health care costs
Current year	35,960	32,183
Prior years (a)	(666)	(709)
Total incurred health care costs (b)	35,294	31,474
Less: Claims paid
Current year	26,971	24,600
Prior years	6,732	6,409
Total claims paid	33,703	31,009
Add: Premium deficiency reserve	5	5
Health care costs payable, end of period, net	10,396	8,396
Add: Reinsurance recoverables	4	18
Health care costs payable, end of period	$10,400	$8,414
_____________________________________________
(a)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(b)Total incurred health care costs for the six months ended June 30, 2022 and 2021 in the table above exclude (i) $5 million and $5 million, respectively, for premium deficiency reserves related to the Company’s Medicaid products, (ii) $37 million and $27 million, respectively, of benefit costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets and (iii) $221 million and $99 million, respectively, of benefit costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets.

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	June 30, 2022	March 31, 2022	December 31, 2021	June 30, 2021
Days Claims Payable (9)	54.3	51.7	49.1	48.4

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2022 vs 2021		Six Months Ended June 30, 2022 vs 2021
In millions, except percentages	2022	2021	2022	2021	$	%	$	%
Revenues:
Products	$42,554	$38,010	$81,718	$74,077	$4,544	12.0%	$7,641	10.3%
Services	258	304	555	558	(46)	(15.1)%	(3)	(0.5)%
Total revenues	42,812	38,314	82,273	74,635	4,498	11.7%	7,638	10.2%
Cost of products sold	40,540	36,266	78,030	70,789	4,274	11.8%	7,241	10.2%
Gross profit (10)	2,272	2,048	4,243	3,846	224	10.9%	397	10.3%
Gross margin (Gross profit as a % of total revenues) (10)	5.3%	5.3%	5.2%	5.2%
Operating expenses	$458	$343	$837	$689	$115	33.5%	$148	21.5%
Operating expenses as a % of total revenues	1.1%	0.9%	1.0%	0.9%
Operating income	$1,814	$1,705	$3,406	$3,157	$109	6.4%	$249	7.9%
Operating income as a % of total revenues	4.2%	4.5%	4.1%	4.2%
Adjusted operating income (1)	$1,855	$1,755	$3,491	$3,262	$100	5.7%	$229	7.0%
Adjusted operating income as a % of total revenues	4.3%	4.6%	4.2%	4.4%
Revenues (by distribution channel):
Pharmacy network (7)	$24,537	$22,918	$47,361	$44,811	$1,619	7.1%	$2,550	5.7%
Mail choice (8)	18,030	15,235	34,404	29,483	2,795	18.3%	4,921	16.7%
Other	245	161	508	341	84	52.2%	167	49.0%
Pharmacy claims processed: (5) (6)
Total (a)	584.3	562.2	1,151.3	1,098.1	22.1	3.9%	53.2	4.8%
Pharmacy network (7)	499.1	479.3	983.4	934.7	19.8	4.1%	48.7	5.2%
Mail choice (8)	85.2	82.9	167.9	163.4	2.3	2.8%	4.5	2.8%
Generic dispensing rate: (6) (11)
Total (b)	88.0%	86.7%	87.9%	87.4%
Pharmacy network (7)	88.4%	86.9%	88.3%	87.7%
Mail choice (8)	85.7%	85.5%	85.6%	85.6%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, total pharmacy claims processed increased 5.7% and 5.6% on a 30-day equivalent basis for the three and six months ended June 30, 2022, respectively, compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Pharmacy Services segment’s total generic dispensing rate was 88.8% and 89.0% in the three months ended June 30, 2022 and 2021, respectively, and 88.8% and 89.0% in the six months ended June 30, 2022 and 2021, respectively.

Supplemental Information
(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2022 vs 2021		Six Months Ended June 30, 2022 vs 2021
In millions, except percentages	2022	2021	2022	2021	$	%	$	%
Revenues:
Products	$25,528	$23,609	$50,133	$46,003	$1,919	8.1%	$4,130	9.0%
Services	776	1,119	1,605	1,953	(343)	(30.7)%	(348)	(17.8)%
Net investment income (loss)	(18)	—	(34)	46	(18)	(100.0)%	(80)	(173.9)%
Total revenues	26,286	24,728	51,704	48,002	1,558	6.3%	3,702	7.7%
Cost of products sold	19,554	17,952	38,319	34,994	1,602	8.9%	3,325	9.5%
Gross profit (10)	6,732	6,776	13,385	13,008	(44)	(0.6)%	377	2.9%
Gross margin (Gross profit as a % of total revenues) (10)	25.6%	27.4%	25.9%	27.1%
Operating expenses	$4,992	$4,857	$10,162	$9,824	$135	2.8%	$338	3.4%
Operating expenses as a % of total revenues	19.0%	19.6%	19.7%	20.5%
Operating income	$1,740	$1,919	$3,223	$3,184	$(179)	(9.3)%	$39	1.2%
Operating income as a % of total revenues	6.6%	7.8%	6.2%	6.6%
Adjusted operating income (1)	$1,862	$2,049	$3,467	$3,443	$(187)	(9.1)%	$24	0.7%
Adjusted operating income as a % of total revenues	7.1%	8.3%	6.7%	7.2%
Revenues (by major goods/service lines):
Pharmacy	$20,017	$18,873	$39,549	$36,758	$1,144	6.1%	$2,791	7.6%
Front Store	5,736	5,254	11,049	9,896	482	9.2%	1,153	11.7%
Other	551	601	1,140	1,302	(50)	(8.3)%	(162)	(12.4)%
Net investment income (loss)	(18)	—	(34)	46	(18)	(100.0)%	(80)	(173.9)%
Prescriptions filled (5) (6) (a)	400.8	394.4	795.4	769.8	6.4	1.6%	25.6	3.3%
Same store sales increase (decrease): (12)
Total	8.0%	12.3%	9.3%	6.2%
Pharmacy	7.6%	12.4%	8.8%	8.2%
Front Store	9.4%	12.0%	11.2%	(0.4)%
Prescription volume (6)	3.1%	14.8%	4.5%	7.6%
Generic dispensing rate (6) (11) (b)	88.5%	85.7%	88.0%	86.5%
_____________________________________________
(a)Excluding the impact of COVID-19 vaccinations, prescriptions filled increased 4.6% and 5.1% on a 30-day equivalent basis for the three and six months ended June 30, 2022, respectively, compared to the prior year.
(b)Excluding the impact of COVID-19 vaccinations, the Retail/LTC segment’s total generic dispensing rate was 89.9% and 89.5% in the three months ended June 30, 2022 and 2021, respectively, and 89.9% and 89.6% in the six months ended June 30, 2022 and 2021, respectively.

Supplemental Information
(Unaudited)

Corporate/Other Segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2022 vs 2021		Six Months Ended June 30, 2022 vs 2021
In millions, except percentages	2022	2021	2022	2021	$	%	$	%
Revenues:
Premiums	$15	$15	$32	$33	$—	—%	$(1)	(3.0)%
Services	19	15	33	29	4	26.7%	4	13.8%
Net investment income	76	152	171	255	(76)	(50.0)%	(84)	(32.9)%
Total revenues	110	182	236	317	(72)	(39.6)%	(81)	(25.6)%
Cost of products sold	10	8	20	16	2	25.0%	4	25.0%
Benefit costs	162	54	221	99	108	200.0%	122	123.2%
Operating expenses	494	529	1,341	956	(35)	(6.6)%	385	40.3%
Operating loss	(556)	(409)	(1,346)	(754)	(147)	(35.9)%	(592)	(78.5)%
Adjusted operating loss (1)	(555)	(369)	(860)	(672)	(186)	(50.4)%	(188)	(28.0)%

•Adjusted operating loss increased 50.4% for the three months ended June 30, 2022 compared to the prior year primarily driven by the strengthening of reserves in the Company’s long-term care insurance business and a decrease in net investment income.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliations of projected net income attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2022
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$9,620	$7.23	$9,885	$7.43
Non-GAAP adjustments:
Amortization of intangible assets	1,870	1.41	1,870	1.41
Gain on divestiture of subsidiary	(225)	(0.17)	(225)	(0.17)
Legal settlement	484	0.36	484	0.36
Loss on assets held for sale	41	0.03	41	0.03
Tax impact of non-GAAP adjustments	(615)	(0.46)	(615)	(0.46)
Adjusted income attributable to CVS Health (2)	$11,175	$8.40	$11,440	$8.60

Weighted average diluted shares outstanding		1,330		1,330

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as gains/losses on divestitures, certain legal settlements, losses on assets held for sale, acquisition-related integration costs and acquisition purchase price adjustments outside of the acquisition accounting measurement period. The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income in determining consolidated adjusted operating income.
(2) Adjusted EPS is calculated by dividing adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as gains/losses on divestitures, certain legal settlements, losses on assets held for sale, acquisition-related integration costs, acquisition purchase price adjustments outside of the acquisition accounting measurement period and the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated as benefit costs divided by premium revenues and represents the percentage of premium revenues spent on medical benefits for the Company’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the Company’s insured Health Care Benefits products.
(4) Medical membership represents the number of members covered by the Company’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on segment total revenues and operating results.
(5) Total pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or its own mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Retail/LTC segment’s pharmacies. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(7) Pharmacy network is defined as claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and long-term care pharmacies, but excluding Maintenance Choice activity, which is included within the mail choice category. Maintenance Choice permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order.

(8) Mail choice is defined as claims filled at a Pharmacy Services mail order facility, which includes specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as prescriptions filled at the Company’s retail pharmacies under the Maintenance Choice program.
(9) Days claims payable is calculated by dividing the health care costs payable at the end of each quarter by the average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Company’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.
(10) Gross profit is calculated as the segment’s total revenues less its cost of products sold. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Pharmacy Services and Retail/LTC segments.
(11) Generic dispensing rate is calculated by dividing the segment’s generic drug prescriptions processed or filled by its total prescriptions processed or filled. Management uses this metric to evaluate the effectiveness of the business at encouraging the use of generic drugs when they are available and clinically appropriate, which aids in decreasing costs for client members and retail customers. This metric provides management and investors with information useful in understanding trends in segment total revenues and operating results.
(12) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues from MinuteClinic and revenues and prescriptions from LTC operations. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.